Exhibit 23.3

CONSENT OF EXPERT

I, Raymond Kohlsmith, BSc (Hons.) (Geol) 1980, P.Geo (1044) PGO Canada, in connection with the Technical Report Summary titled “Kabanga 2023 Mineral Resource Technical Report Summary” effective 15 February 2023 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to Lifezone Metals Limited’s Registration Statement on Form F-1 and any amendments or supplements and/or exhibits thereto (collectively, the “Form F-1”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“Regulation S-K 1300”), consent to:

●	the public filing and use of the Technical Report Summary as an exhibit to the Form F-1;

●	the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in Regulation S-K 1300), in connection with the Form F-1 and the Technical Report Summary; and

●	the use of any information extracted, derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form F-1.

I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form F-1 and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

Dated this 15th day of June, 2023.

/s/ Raymond Kohlsmith

Raymond Kohlsmith, BSc (Hons.) (Geol) 1980, P.Geo (1044) PGO Canada

Exploration Geology Manager

Tembo Nickel Corporation Limited